Exhibit 107

CALCULATION OF FILING FEE

FORM S-8

(Form Type)

Old National Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (3)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	1,000,000	$12.68	$12,680,000	.00011020	$1,397.34
Total Offering Amounts					$12,680,000		$1,397.34
Total Fee Offsets							$0.00
Net Fee Due							$1,397.34

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the registrant’s common stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on NASDAQ on May 26, 2023.

(3)	Represents shares of common stock subject to issuance in connection with the Amended and Restated Employee Stock Purchase Plan.